EXHIBIT 23.2

REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM'S CONSENT

To the Board of Directors
Power Technology, Inc.
Houston, Texas

We consent to the incorporation by reference in this Registration Statement on Form SB−2, of our report dated May 3, 2006, with respect to our audit of the consolidated balance sheet of Power Technology, Inc. as of January 31, 2006, and related consolidated statements of operations stockholders’ deficit, and cash flows for each of the two years then ended and the period from June 3, 1996 (inception) to January 31, 2006 included in Power Technology, Inc.’s Annual Report on Form 10−KSB.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone−bailey.com
Houston, Texas
March 29, 2007